                                                                     Exhibit 2.1



                            STOCK PURCHASE AGREEMENT

                                    between

                       SANDRA L. DAVIS, ROBERT W. DAVIS

                                      and

                     PACIFIC AEROSPACE & ELECTRONICS, INC.



                           Dated as of June 1, 1999

                               TABLE OF CONTENTS
                               -----------------

SECTION 1 PURCHASE AND SALE OF SHARES.......................................   1
         ----------------------------
1.1      Shares.............................................................   1
1.2      Purchase Price.....................................................   1
1.3      Closing............................................................   1
  1.3.1     Sellers' Deliveries.............................................   1
            -------------------
  1.3.2     Buyer's Deliveries..............................................   2
            ------------------
  1.3.3     Effective Date..................................................   2
            --------------
1.4      Further Assurances.................................................   2

SECTION 2  REPRESENTATIONS AND WARRANTIES OF SELLERS........................   2
           -----------------------------------------
2.1      Corporate Existence................................................   3
2.2      Authority..........................................................   3
2.3      Capitalization.....................................................   3
2.4      Consents...........................................................   3
2.5      No Violation.......................................................   3
2.6      Financial Statements...............................................   3
2.7      Books and Records..................................................   4
2.8      Taxes..............................................................   4
2.9      Absence of Indebtedness and Other Obligations......................   4
2.10     Assets.............................................................   4
  2.10.1   Real Property....................................................   4
           -------------
  2.10.2   Personal Property................................................   4
           -----------------
  2.10.3   Inventories......................................................   5
           -----------
  2.10.4   Contracts........................................................   5
           ---------
  2.10.5   Intellectual Property Rights.....................................   5
           ----------------------------
  2.10.6   Accounts Receivable..............................................   6
           -------------------
  2.10.7   Customer and Supplier Lists......................................   6
           ---------------------------
2.11     Compliance.........................................................   6
2.12     Certain Interests..................................................   6
2.13     Employment Matters.................................................   6
2.14     Labor Matters......................................................   7
2.15     Environmental Matters..............................................   7
2.16     Insurance..........................................................   8
2.17     Litigation.........................................................   8
2.18     Letters of Credit and Powers of Attorney...........................   8
2.19     Banks..............................................................   8
2.20     Y2K Compliance.....................................................   8
2.21     Brokers............................................................   8
2.22     Reliance...........................................................   8
2.23     Undisclosed Liabilities............................................   8
2.24     Absence of Certain Changes or Events...............................   9
  2.24.1   Adverse Changes..................................................   9
           ---------------
  2.24.2   Dividends........................................................   9
           ---------
  2.24.3   Damage...........................................................   9
           ------
  2.24.4   Increased Compensation...........................................   9
           ----------------------
  2.24.5   Expenditures.....................................................   9
           ------------
  2.24.6   Accounting Changes...............................................   9
           ------------------
  2.24.7   Sales of Stock...................................................   9
           --------------
  2.24.8   Options..........................................................   9
           -------

   2.24.9   Business Not in the Ordinary Course.............................  10
            -----------------------------------
   2.24.10  Acquisitions or Sales...........................................  10
            ---------------------
   2.24.11  Liabilities.....................................................  10
            -----------
   2.24.12  Encumbrances....................................................  10
            ------------
   2.24.13  Adverse Changes.................................................  10
            ---------------
 2.25   Disclosure..........................................................  10
 2.26   Knowledge...........................................................  10

SECTION 3  REPRESENTATIONS AND WARRANTIES OF BUYER..........................  10
           ---------------------------------------
 3.1    Authorization.......................................................  10
 3.2    Consents............................................................  11
 3.3    No Violations.......................................................  11
 3.4    Investment Intent...................................................  11
 3.5    Brokers.............................................................  11

SECTION 4  SURVIVAL; INDEMNIFICATION........................................  11
           -------------------------
 4.1    Survival...........................................................   11
 4.2    Indemnifications by Seller.........................................   11
 4.3    Indemnification by Buyer............................................  12
 4.4    Indemnification Period..............................................  12
 4.5    Threshold Amount....................................................  12
 4.6    Indemnification Procedures..........................................  12
   4.6.1    Claim Notice....................................................  12
            ------------
   4.6.2    Third-Party Claims..............................................  12
            ------------------
   4.6.3    Claims Other Than Third-Party Claims............................  13
            ------------------------------------

SECTION 5  OTHER PROVISIONS.................................................  13
           ----------------
 5.1    Expenses............................................................  13
 5.2    Assignment; Benefit.................................................  13
 5.3    Amendment; Waiver...................................................  13
 5.4    Severability........................................................  13
 5.5    Governing Law.......................................................  13
 5.6    Independent Counsel.................................................  14
 5.7    Notices.............................................................  14
 5.8    Attorneys' Fees.....................................................  14
 5.9    Entire Agreement....................................................  14
 5.10   Counterparts........................................................  14

Exhibits

A    Employment Agreement


Schedules

Sellers:
2.4       Consents
2.5       No Violations
2.9       Indebtedness and Other Obligations
2.10.1    Real Property
2.10.2    Personal Property
2.10.4    Contracts
2.10.6    Accounts Receivable
2.10.7    Customer and Supplier Lists
2.11      Compliance
2.12      Certain Interests
2.13      Employment Matters
2.14      Labor Matters
2.15      Environmental Matters
2.17      Litigation
2.19      Banks
2.20      Y2K Compliance
2.24      Certain Changes or Events

Buyer:
3.2       Consents
4.3       Indemnification by Buyer

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of June 1, 1999, by and between SANDRA L. DAVIS (the "Shareholder") and ROBERT W. DAVIS ("R. Davis"), and PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("Buyer"). R. Davis and the Shareholder are husband and wife and are referred to together in this Agreement as the "Sellers."

                                   RECITALS

     A. The Shareholder desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Skagit Engineering & Manufacturing Inc., a Washington corporation (the "Company"), on the terms and conditions set forth in this Agreement.

     B. R. Davis is the President and CEO of the Company and the Shareholder is an officer and the sole shareholder of the Company.

                                   AGREEMENT

     In consideration of the covenants in this Agreement, the parties agree as follows:

                                   Section 1

                          Purchase and Sale of Shares
                          ---------------------------

     1.1 Shares. Simultaneously with the execution and delivery of this Agreement, the Shareholder hereby sells and transfers the Shares to Buyer, and Buyer hereby purchases the Shares from the Shareholder.

     1.2 Purchase Price. The purchase price for the Shares, which is being paid by Buyer to the Shareholder by wire transfer simultaneously with the execution of this Agreement, is $1.3 million (the "Purchase Price").

     1.3 Closing. The Closing of the purchase and sale provided for in this Agreement (the "Closing") is taking place at the offices of Buyer at 110 Main Street, Suite 100, Edmonds, Washington, at 10:00 a.m. on Wednesday, June 2, 1999 (the "Closing Date").

          1.3.1  Sellers' Deliveries.  At the Closing, Sellers are delivering to
                 -------------------
Buyer:

                 (a) a certificate or certificates representing all of the Shares, accompanied by stock powers duly executed by the Shareholder, for transfer to Buyer;

               (b) an employment agreement in the form of Exhibit A, executed by R. Davis (the "Employment Agreement");

               (c) a certificate executed by each of Sellers, warranting that each of Seller's representations and warranties in this Agreement is accurate in all respects as of the Closing Date;

               (d) the Company's original Articles of Incorporation, Bylaws, minute books and stock records;

               (e) any consents required to be obtained to effect this transaction;

               (f) a certificate of existence from the Secretary of State of the State of Washington, dated within one week prior to the Closing Date;

               (g) evidence that the relationship between the Company and The Jake-Meyer Corporation ("Jake") has been terminated and that the Company has returned all items requested by Jake and has no further obligations to Jake; and

               (g) such other documents as Buyer's counsel may reasonably require.

        1.3.2  Buyer's Deliveries. At the Closing, Buyer is delivering to
               ------------------
Sellers:

               (a) the Purchase Price, by wire transfer to an account specified prior to Closing by the Shareholder;


               (b)  the Employment Agreement, executed by Buyer;

               (c) a certificate executed by an officer of Buyer, warranting that each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date; and

               (d) such other documents as Seller's counsel may reasonably require.


        1.3.3  Effective Date.  The transaction contemplated in this Agreement
               --------------
will be effective as of 12:01 a.m. on June 1, 1999.

   1.4 Further Assurances. Upon Buyer's request, and without further consideration, Sellers will take such further actions and will execute such further documents, on and after the Closing Date, as are reasonably necessary to complete the transactions described in this Agreement and to comply with all laws and regulations applicable to such transactions.

                                   Section 2

                   Representations and Warranties of Sellers
                   -----------------------------------------

     Sellers represent and warrant, jointly and severally, to Buyer that the following are true and correct as of the date of this Agreement and as of the Closing Date:

     2.1 Corporate Existence. The Company is a corporation, duly organized and validly existing under the laws of the State of Washington, and the Company has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or does business, except in those jurisdictions where the failure to be so qualified would not have a material adverse effect on the Company. The Company has no subsidiaries and no partnership, joint venture or other similar relationships with any other person or entity.

     2.2 Authority. Sellers have the absolute and unrestricted power, authority and capacity to enter into, and to carry out their obligations under, this Agreement. Sellers have each duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms.

     2.3 Capitalization. The Shareholder owns 100% of the issued and outstanding shares of capital stock of the Company, free and clear of any pledges, security interests, liens, charges, encumbrances, equities, claims, or options. The authorized capital stock of the Company consists of 50,000 shares of common stock, no par value, 100 shares of which are issued and outstanding and constitute the Shares. All of the Shares are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, preemptive right or other right or agreement relating to the issuance, sale, delivery, or transfer of the Company's capital stock, other than this Agreement. At the Closing, Buyer is acquiring good title to the Shares, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options, or limitations of any nature.

     2.4 Consents. Except as set forth on Schedule 2.4, no consent or approval by any third person or public authority is required to authorize, or is required in connection with the sale of the Shares or the execution, delivery or performance of this Agreement by Sellers.

     2.5 No Violations. Except for any required consents set forth on Schedule 2.5, the execution and delivery of this Agreement by Sellers, and the performance of their obligations hereunder, will not conflict with, result in the breach of, or constitute a default under (a) the Company's Articles of Incorporation or Bylaws; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Sellers or the Company is a party or by which Sellers or the Company is bound other than notes or loan agreements that are to be paid by Buyer at or immediately following Closing; or
(c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Sellers or the Company.

     2.6 Financial Statements. Sellers have furnished to Buyer complete and accurate copies of (a) the Company's interim financial statements dated April 30, 1999, and (b) the Company's financial statements for the fiscal year ended March 31, 1999 (collectively, the "Company Financial Statements"). The Company Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and (ii) fairly present the financial condition of the Company as of the dates specified and the results of its operations for the periods specified, except that the interim financial statements have been prepared internally for management purposes and may not conform in all respects to generally accepted accounting principles.

     2.7 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct to the best of Sellers" knowledge. At the Closing, all of the Company's books and records will be in the possession of the Company.

     2.8 Taxes. The Company has timely paid all federal, state, local or foreign taxes, assessments, fees, imposts, levies and other charges that have become due and payable, including without limitation all income, sales, use, business and occupation, withholding, payroll, employment, excise or property taxes or assessments, and interest and penalties thereon (collectively, "Taxes"). The Company has timely filed all required returns and reports with respect to such Taxes. The Company has not waived any statute of limitations relating to Taxes. The Company is not subject to any dispute, audit or proceeding regarding Taxes that might adversely affect the financial condition of the Company.

     2.9 Absence of Indebtedness and Other Obligations. Except as set forth in the Company Financial Statements, as of the date thereof, or on Schedule 2.9, the Company has no (a) Indebtedness (as defined below) of a material nature, or
(b) other obligations of a material nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as a surety or guarantor) and whether due or to become due, including without limitation any liabilities for Taxes. "Indebtedness" means (i) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services, including without limitation any indebtedness of the Company with respect to any employee or other affiliate of the Company and any indebtedness incurred by the Company, and (ii) any other indebtedness of the Company which is evidenced by a note, bond, debenture or similar instrument, except indebtedness of the Company to Buyer.

     2.10 Assets.

          2.10.1  Real Property. Schedule 2.10.1 sets forth a complete and
                  -------------
correct description of all of the Company's interests in real property (the "Real Property"), including but not limited to all leasehold interests and interests as a lessor or a lessee. Except as set forth on Schedule 2.10.1, Seller is not a party to any lease of real property, either as lessee or lessor, and Seller owns no Real Property. Except as described on Schedule 2.10.1, all of the Company's interests in Real Property are free and clear of all mortgages, pledges, liens, sales agreements (conditional or otherwise), leases or other encumbrances of any kind. The Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of the Company's business. To Sellers' knowledge, neither the operations of the Company on the Real Property, nor any improvements on the Real Property, violate any applicable building or zoning code or regulation of any governmental authority having jurisdiction.

          2.10.2  Personal Property. Sellers have provided Buyer with lists
                  -----------------
describing in reasonable detail the Company's tangible personal property (the "Personal Property"), including but not limited to manufacturing and office equipment, vehicles, inventory (whether raw materials, work in process, or finished goods), furniture, fixtures, drawings, designs and blueprints, materials and supplies, and spare and replacement parts, whether owned or leased by the Company. Except as set forth on Schedule 2.10.2, (a) the Company is not a party to any lease of personal property, either as lessee or lessor, (b) the Company has good and marketable title to all of the Personal Property, free and clear of all liabilities, claims, liens, sales agreements (conditional or otherwise), leases, or other encumbrances of any kind, and (c) all of the Personal Property necessary for the proper conduct of the Company's business is in good operating condition, ordinary wear and tear excepted, free from material defects, and is sufficient for the continued conduct of the Company's business after Closing in substantially the same manner as conducted prior to Closing.

          2.10.3  Inventories. The Company's inventories shown on the most
                  -----------
recent Company Financial Statements or thereafter acquired are all items of a quality usable or saleable in the ordinary course of the Company's business, except for inventory items that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided.

          2.10.4  Contracts. Except as set forth in Schedule 2.10.4, (a) all of
                  ---------
the Company's contracts, agreements, commitments, leases, licenses, purchase orders, sales orders, and insurance policies (the "Contracts") are valid, binding and enforceable in accordance with their terms; (b) the Company has performed, or is now performing, its obligations, and is not in material default (and would not by the lapse of time or the giving of notice be in material default) under, any Contracts; (c) no party has raised any claim, dispute or controversy or withheld payments from the Company with respect to any Contracts, which claim, dispute, controversy or withholding of payment could, if such party were to prevail, have a material adverse effect, either individually or in the aggregate, on the Contracts; (d) to the knowledge of Sellers, no other party to a Contract is in material default or has breached any material term or provision of such Contract that has not previously been cured; and (e) the Company has not received notice or warning of alleged nonperformance, delay in delivery or other noncompliance with respect to any of the Contracts, nor any notice that the other parties may totally or partially terminate any of the Contracts.

          2.10.5  Intellectual Property Rights. The Company owns or has the
                  ----------------------------
right to use all intellectual property used in the conduct of the Company's business, including without limitation patents, copyrights, trademarks, service marks and trade names, including the exclusive right to use the name "Skagit Engineering & Manufacturing Inc.," and all derivatives thereof; all registrations therefor; all applications pending or allowed therefor; and all other proprietary rights and intangible property, such as trade secrets, technology, software, operating systems, customer and supplier lists, know-how, formulae, slogans, processes and operating rights (the "Intellectual Property"). The Intellectual Property is free and clear of all liabilities, claims, liens, licenses, or other encumbrances of any kind, except the License Agreement between the Company and Buyer dated April 9, 1999 (the "License Agreement"). The use by the Company of the Intellectual Property has not conflicted with or infringed, and no one has asserted that such use conflicts with or infringes, upon any proprietary rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending with respect to any of the Intellectual Property, and none has been threatened. The Company has not licensed to others or agreed to license any

Intellectual Property, except pursuant to the License Agreement, and the Company has not entered into any contracts with respect thereto.

          2.10.6  Accounts Receivable. Seller has furnished to Buyer a complete
                  -------------------
and accurate aging of the Company's Accounts Receivable as of May 31, 1999 (the "Accounts Receivable"). Except as set forth on Schedule 2.10.6, the Accounts Receivable (a) have arisen in the ordinary course of the Company's business; (b) represent valid obligations due to the Company, enforceable in accordance with their terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity which are within the discretion of courts of applicable jurisdiction; (c) have been collected or will be collected in the ordinary course of the Company's business, subject only to reserves for bad debts set forth on the Company Financial Statements, and (d) will not be subject to any recoupments, setoffs or counterclaims.

          2.10.7  Customer and Supplier Lists. Schedule 2.10.7 sets forth (a) a
                  ---------------------------
true and correct list of the Company's ten largest customers in terms of sales, and (b) a true and correct list of the Company's ten largest suppliers, in terms of purchases, during the 12 months ended April 30, 1999. There has not been any material adverse change in the business relationship of the Company with any such customer or supplier since May 31, 1998. Sellers have no reason to believe that any such customer or supplier intends to cancel any existing orders or materially reduce the amount of business it conducts with the Company.

    2.11 Compliance. Schedule 2.11 sets forth all governmental permits, registrations, authorizations and other approvals required in order to operate the Company's business. Except as set forth on Schedule 2.11, the Company has all such permits, registrations, authorizations, and other approvals. The Company has at all times maintained and operated its business in material compliance with all applicable laws, ordinances, codes and regulations. Except as set forth on Schedule 2.11, the Company has not received any notice of violation of (a) any applicable governmental permit, zoning regulation or ordinance, (b) Environmental Law (as defined in Section 2.15), Federal Occupational, Safety and Health Act, or comparable state laws, regulations and rulings, or (c) other law, order, regulation or requirement relating to the operation of the Company's business, and, to the best knowledge of Sellers, there is no such violation

    2.12 Certain Interests. Except as set forth on Schedule 2.12, no current or former shareholder, director or officer of the Company and no entity owned or controlled by any of them (a) has any material interest in the Company's assets,
(b) is indebted to the Company, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has any transactions with, the Company. Except as set forth on Schedule 2.12, the Company is not indebted to the Shareholder or any officer, director or employee of the Company, except for amounts due under normal compensation arrangements or for reimbursement of ordinary business expenses.

    2.13 Employment Matters. Except as set forth on Schedule 2.13, the Company is not a party to or bound by any employment, commission, or consulting agreement, and each of the Company's employees is an "at-will" employee.
Schedule 2.13 contains a true and
complete list of all names, positions and current salaries of its employees and the names and addresses of any agency that currently supplies the Company with temporary workers. Schedule 2.13 contains a true and complete list of each plan, program, agreement or arrangement relating to bonuses, deferred compensation, incentive compensation, stock purchases, stock options, severance or termination pay, hospitalization or other medical, dental, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, pensions or retirement (collectively, the "Plans"), sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or former employee. Each of the Plans has been and is maintained, operated and administered in all material respects in compliance with its terms and any related documents or agreements and in accordance with all applicable laws. The Company has paid all salaries, vacation pay, medical and other employment benefits or severance payments due to be paid. The Company has provided Buyer with copies of all relevant information regarding current (a) vacation, holiday or sick leave policies or arrangements with employees, and (b) compensation arrangements with employees and any consultants. The Company has also provided Buyer true and complete copies of all employment manuals and policies currently in force. Sellers acknowledge that Buyer may elect to change any of the foregoing Plans or policies after Closing. The Company has operated the business at all times in compliance with laws and regulations related to employment practices, terms and conditions of employment, and wages and hours.

    2.14 Labor Matters. The Company is not a party to or bound by any collective bargaining agreement and, except as described in Schedule 2.14, has never been subject to any union organizing effort, unfair labor practice complaint, labor strike, employee slowdown or work stoppage, representation petition brought before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreements. Except as described on Schedule 2.14, to the best knowledge of Sellers, no union organizing effort has been or is currently being proposed by any employees of the Company.

    2.15 Environmental Matters. Except as described on Schedule 2.15 or in any environmental assessment obtained by Buyer prior to Closing, (i) no Hazardous Substance has been released or spilled by Seller or any other person on the Real Property and (ii) the permits described in Schedule 2.11 include all the permits and authorizations currently required by Environmental Law for the operation of the Company's business and the current use, occupancy or condition of the Real Property. All wastes generated by the Company's business have been properly transported off site and disposed of or recycled in compliance with all applicable Environmental Laws. Schedule 2.15 contains a list of the size, location, construction, date of installation, use and testing history of any underground storage tanks (whether or not excluded from regulation under any Environmental Law) known to Sellers on the Real Property, including all underground storage tanks in use, out of service, closed or decommissioned. No solid wastes have been disposed of on the Real Property by the Company or any other person, and no petroleum oil or fraction has been spilled, released or disposed of on the Real Property by the Company or any other person. "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined or listed under any Environmental Law. "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment.

    2.16 Insurance. Sellers have provided Buyer a complete list and copies of all insurance policies maintained by the Company and the annual premium for each such policy. All premiums owing on such polices are paid in full, and no notice of cancellation or termination has been received with respect to any such policies. Such policies (a) are in full force and effect, (b) are sufficient for compliance with all material requirements of law and of material agreements to which the Company is a party, and (c) provide insurance coverage for the assets and operations of the Company comparable to that of companies similarly situated. The Company has not been refused any insurance with respect to its real or personal properties or its operations nor had its coverage limited by any insurance carrier.

    2.17 Litigation. Except as described on Schedule 2.17, there is no action, dispute, claim, proceeding, suit, appeal or investigation pending or threatened against the Company that involves the assets or the business of the Company or that questions the validity of this Agreement. To Sellers" knowledge, there are no facts that could reasonably be expected to result in a judgment or other determination that would have a material adverse effect on the assets or the business of the Company, or that would cause this Agreement to be prohibited or enjoined.

    2.18 Letters of Credit and Powers of Attorney. The Company does not have outstanding letters of credit or powers of attorney which relate to or could in any way affect the value of its assets.

    2.19 Banks. Schedule 2.19 contains a complete and accurate list of all banks in which the Company has an account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto.

    2.20 Y2K Compliance. Except as described on Schedule 2.20, to the best of Sellers' knowledge, any computer or computer related hardware or software that is used in the Company's business (the "Computer System") is millenium compliant. "Millenium Compliant" is defined to mean that the Computer System (a) allows for the input of all dates in a four-digit format; (b) provides date output in a four-digit format; (c) accommodates same century and multi-century date related formulas and calculations; (d) functions and will function accurately and without interruption before, during and after January 1, 2000; and (e) responds to two-digit date input in a way that resolves any ambiguity as to century.

    2.21 Brokers. Neither the Company nor either of Sellers has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction. Sellers shall indemnify Buyer against any claim for payment of such fee or any other claim for a fee in connection with this transaction.

    2.22 Reliance. Sellers recognize and agree that Buyer is relying upon the representations and warranties made by Sellers in this Agreement, notwithstanding any investigation by Buyer.

    2.23 Undisclosed Liabilities. The Company has no liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due) not otherwise disclosed on the attached Schedules, or accrued, reserved against, or otherwise disclosed in the most recent Company Financial Statements, except liabilities in an amount less than $5,000 incurred in the ordinary course of business within 60 days prior to the Closing Date, for which the Company was not invoiced by such date.

    2.24 Absence of Certain Changes or Events. Except as described on Schedule 2.24, since March 31, 1999, there has not been:

          2.24.1  Adverse Changes.  Any materially adverse change in the
                  ---------------
business, results of operations, financial condition or prospects of the Company;

          2.24.2  Dividends. Any direct or indirect declaration, setting aside
                  ---------
or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Company's common stock or any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of its capital stock, or any payment by the Company to or for the account of either of Sellers other than under normal compensation arrangements or for reimbursement of ordinary business expenses;

          2.24.3  Damage. Any material damage, destruction or casualty loss,
                  ------
whether insured against or not, to any of the assets or properties of the Company;

          2.24.4  Increased Compensation. Any increase in the rate or terms of
                  ----------------------
compensation payable or to become payable by the Company to its directors, officers or key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          2.24.5  Expenditures. Any entry into any agreement, commitment or
                  ------------
transaction (including without limitation any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by the Company that is material to the business, results of operations, financial condition or prospects of the Company, except (i) agreements, commitments or transactions in the ordinary course of business or as contemplated in this Agreement, and (ii) the Operating Agreement between the Company and Buyer dated April 30, 1999 (the "Operating Agreement") and the Demand Promissory Note dated April 27, 1999 and related loan documents executed by the Company in favor of Buyer (collectively, the "Loan Documents");

          2.24.6  Accounting Changes. Any change by the Company in accounting
                  ------------------
methods, principles or practices;

          2.24.7  Sales of Stock. Any issuance or sale of any capital stock of
                  --------------
the Company;

          2.24.8  Options. Any option or right granted to purchase any capital
                  -------
stock of the Company;

           2.24.9   Business Not in the Ordinary Course. Any conduct of business
                    -----------------------------------
which is outside the ordinary course of business or not substantially in the manner that the Company previously conducted its business;

           2.24.10  Acquisitions or Sales. Any purchase or other acquisition of
                    ---------------------
property, or any sale, lease or other disposition of property, except (i) in the ordinary course of business and in an amount not exceeding $10,000, or (ii) with the consent of Buyer pursuant to the Operating Agreement;

           2.24.11  Liabilities. Any incurrence of any liability which, either
                    -----------
singly or in the aggregate, could materially and adversely affect the business, results of operations, financial condition or prospects of the Company, except pursuant to the Loan Documents;

           2.24.12  Encumbrances. Any encumbrance or consent to encumbrance of
                    ------------
any property or assets, except (i) in the ordinary course of business or (ii) pursuant to the Loan Documents; or

           2.24.13  Adverse Changes. Any change in the assets, liabilities,
                    ---------------
licenses, permits or franchises of the Company, or in any agreement to which the Company is a party or is bound, which has had or reasonably could be expected to have a materially adverse effect on the business, results of operations, financial condition or prospects of the Company.

     2.25 Disclosure. No representation or warranty made by Sellers in this Agreement, or in any certificate furnished or to be furnished by Sellers to Buyer in connection with the transaction contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     2.26 Knowledge. For purposes of this Section 2, Sellers' knowledge includes knowledge of either of the Sellers, and notice to the Company includes notice received by the Company or by either of Sellers.

                                   Section 3

                    Representations and Warranties of Buyer
                    ---------------------------------------

     Buyer represents and warrants to Sellers that the following are true and correct as of the date of this Agreement and as of the Closing Date:

     3.1 Authorization. Buyer is a corporation, duly organized and validly existing under the laws of Washington. Buyer has taken all corporate action necessary to authorize execution and delivery of, and performance of its obligations under, this Agreement. Buyer has full corporate power and authority to enter into, and to carry out the terms of, this Agreement. Buyer has duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

     3.2 Consents. Except as set forth on Schedule 3.2, no consent or approval by any third person or public authority is required to authorize, or is required in connection with the purchase of the Shares or the execution, delivery or performance of this Agreement by Buyer.

     3.3 No Violations. Except for any required consents set forth on Schedule 3.2, the execution and delivery of this Agreement by Buyer, and the performance of its obligations hereunder, will not conflict with, result in the breach of, or constitute a default under: (a) the Articles of Incorporation or Bylaws of Buyer; (b) any material note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound; or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Buyer.

     3.4 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

     3.5 Brokers. Buyer has not entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

                                   Section 4
                           Survival; Indemnification
                           -------------------------

     4.1 Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or agreement delivered in accordance with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party, and the consummation of the transactions contemplated hereby.

     4.2 Indemnifications by Seller. Sellers, jointly and severally, shall indemnify Buyer and any of Buyer"s subsidiaries, affiliates, directors, officers, employees and agents, and hold each of them harmless from and against all losses, costs, expenses, damages or liabilities, including reasonable attorneys" fees (collectively, "Damages"), incurred by any of them as the result of or directly related to: (a) any breach or inaccuracy of any representation or warranty of Sellers made in this Agreement; (b) any liability or obligation of the Company to any third party not accounted for in the Company Financial Statements or otherwise disclosed in this Agreement or the Schedules to this Agreement in accordance with the terms of this Agreement; (c) any governmentally required remedial action or cleanup of the Real Property, to the extent that such cleanup arises out of or is directly related to use of the Real Property occurring before the Closing Date; and (d) any liability related to the Jake-Meyer Corporation.

     4.3 Indemnification by Buyer. Buyer will indemnify Sellers and hold them harmless from and against all Damages incurred by Sellers as the result of or directly related to: (a) any breach or inaccuracy in any representation or warranty of Buyer made in this Agreement, and (b) any environmental liability arising out of Buyer"s use of the Real Property occurring after the Closing Date. Buyer will indemnify Sellers and hold them harmless from and against all Damages (as defined in Section 4.2 above) related to the guarantees described on
Schedule 4.3.

     4.4 Indemnification Period. Except as otherwise specified in this Agreement, no claim for indemnification under this Section 4 will be effective if not made within three years after the Closing Date (the "Indemnification Period"). Notwithstanding the foregoing, claims based upon the assertion that either of Sellers had actual knowledge that a representation or warranty made by either of them in this Agreement was materially false when made or was made with the intent to deceive, and claims based on Sections 2.8, 2.10.1, 2.10.2, 2.15, 4.2.1(c) or 4.3, may be made at any time up to the expiration of the applicable statute of limitations.

     4.5 Threshold Amount. No party that is entitled to indemnification under this Agreement shall be indemnified unless and until the aggregate of all of such party"s claims for indemnification exceed $10,000, which shall act as a threshold to discourage the pursuing of insubstantial claims, and not as a deductible. The maximum liability of any party under this Section 4 shall be the Purchase Price.

     4.6  Indemnification Procedures.

          4.6.1 Claim Notice. Any claim for indemnification must be made in
                ------------
writing, with notice delivered by the party seeking indemnification to the party from whom indemnification is sought within the Indemnification Period. The claim notice must specify in reasonable detail the nature and estimated amount of the claim.

          4.6.2 Third-Party Claims. If the claim specified in the claim notice
                ------------------
relates to a third-party claim, the indemnifying person shall have 15 days after its receipt of the claim notice to notify the indemnified person whether the indemnifying person agrees that the claim is subject to indemnification pursuant to this Section 4 and whether the indemnifying person elects to defend such third-party claim at its own expense. If the claim relates to a third-party claim that the indemnifying person elects to defend, the indemnifying person shall control the defense or settlement of the claim and the indemnified person shall not consent to the entry of any judgement or settle the claim and shall reasonably cooperate with such defense or settlement. The indemnified person shall, however, be entitled to participate in the defense or settlement of such a third-party claim through its own counsel and at its own expense and shall be entitled to approve or disapprove any proposed settlement that would impose a duty or obligation on the indemnified person. If the indemnifying person does not timely elect to defend a third-party claim, or if the indemnifying person fails to conduct such defense with reasonable diligence, the indemnified party may conduct the defense of, or settle, such claim at the risk and expense of the indemnifying person. If the indemnifying person does not timely elect to defend a third-party claim, it can later assume the defense of such claim. In such event, the indemnifying person will reimburse the indemnified person for all costs and expenses of defense (including attorneys" fees) incurred by the indemnified person to defend the claim through the date the defense is assumed.

          4.6.3 Claims Other Than Third-Party Claims. If the claim does not
                ------------------------------------
relate to a third-party claim, the indemnifying person shall have 30 days after receipt of the claim notice to notify the indemnified person in writing whether the indemnifying person accepts liability for all or any part of the claim and the method and timing of any proposed payment. If the indemnifying person does not so notify the indemnified party, the indemnifying persons shall be deemed to have accepted liability for all damages described in the claim notice if: (i) the claim notice contains a statement that failure to respond will constitute acceptance of liability; (ii) the indemnified person sends a second claim notice by certified mail giving the indemnifying persons an additional 10 days in which to respond and the indemnifying persons do not deny liability within the 10-day period; and (iii) the indemnified person sends a copy of the second claim notice to the indemnified person"s legal counsel named in this Agreement.

                                   Section 5
                               Other Provisions
                               ----------------

     5.1 Expenses. The parties each agree to bear their own costs and expenses, including without limitation all fees of attorneys, accountants, environmental consultants, and other service providers that are incurred in connection with the negotiation and preparation of this Agreement, and with respect to any due diligence conducted and documents required to be executed in connection with this Agreement and the consummation of the transaction contemplated in this Agreement.

     5.2 Assignment; Benefit. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     5.3 Amendment; Waiver. The provisions of this Agreement, or of any agreement or document executed in connection with this Agreement, may be amended or waived only in a written agreement signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any right or breach under this Agreement shall not be construed as a waiver of any other or any subsequent right or breach.

     5.4 Severability. If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, the remaining terms of this Agreement shall remain in full force and effect to the extent possible.

     5.5 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

     5.6 Independent Counsel. Each party acknowledges that it has been represented by independent legal counsel with regard to this Agreement, and has had an adequate opportunity to seek independent legal counsel with regard to all documents executed in connection with this Agreement.

     5.7 Notices. The parties shall deliver any notices required under this Agreement in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set forth below, or to such other address or facsimile number as may be specified by a party in writing. Notices shall be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or three days after the date on the U.S. postmark affixed to the notice.

   -----------------------------------------------------------------------------
   If to Buyer:                            With a copy to:
   -----------------------------------------------------------------------------
   Pacific Aerospace & Electronics, Inc.   Stoel Rives LLP
   110 Main St., Suite 100                 600 University St., Suite 3600
   Edmonds, WA 98020                       Seattle, WA   98101-3197

   Facsimile: (425) 774-0103               Facsimile:  (206) 386-7500
   ---------                               ---------
   Attention: Sheryl A. Symonds,           Attention:  L. John Stevenson, Jr.
   ---------                               ---------
   Vice President Administration &
   General Counsel
   -----------------------------------------------------------------------------
   If to Sellers or Shareholder:           With a copy to:
   -----------------------------------------------------------------------------
   Robert and Sandra Davis                 Simonarson, Visser, Zender & Thurston
   5335 Hoogdal Branch Lane                1700 D Street
   Sedro-Woolley, WA  98284                PO Box 5226
                                           Bellingham, WA  98227
   Facsimile:_______________________
   ---------
                                           Facsimile: (360) 647-1501
                                           ---------
                                           Attention: Laughlan H. Clark
                                           ---------
   -----------------------------------------------------------------------------

     5.8 Attorneys" Fees. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its reasonable attorneys" fees, costs and expenses from the non-prevailing party, including fees, costs and expenses incurred on appeal or in bankruptcy proceedings.

     5.9 Entire Agreement. This Agreement, its attached schedules and exhibits, and the documents executed in connection with this Agreement, contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede any and all prior agreements, written or oral, relating to their subject matter.

     5.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute the same instrument.

Executed as of the first date written above.

BUYER:                                     PACIFIC AEROSPACE & ELECTRONICS, INC.

                                           By  /s/ Donald A. Wright
                                              ----------------------------------
                                               Donald A. Wright
                                               Its:  President and CEO

THE SHAREHOLDER:

                                                  /s/ Sandra L. Davis
                                           -------------------------------------
                                                      SANDRA L. DAVIS

R. DAVIS:
                                                  /s/ Robert W. Davis
                                           -------------------------------------
                                                      ROBERT W. DAVIS

The following Exhibit and Schedules are omitted from the Stock Purchase Agreement, dated as of June 1, 1999, between Pacific Aerospace & Electronics, Inc., Sandra L. Davis, and Robert W. Davis, filed as Exhibit 2.1 to the foregoing report on Form 10-K, pursuant to Regulation S-K, item 601(b)(2). The Company agrees to furnish supplementally a copy of the omitted exhibit to the Securities and Exchange Commission upon request.

Exhibit A - Employment Agreement

Schedules

2.4         Consents
2.6         No Violations
2.9         Indebtedness and Other Obligations
2.10.1      Real Property
2.10.2      Personal Property
2.10.4      Contracts
2.10.6      Accounts Receivable
2.10.7      Customer and Supplier Lists
2.11        Compliance
2.12        Certain Interests
2.13        Employment Matters
2.14        Labor Matters
2.15        Environmental Matters
2.17        Litigation
2.19        Banks
2.20        Y2K Compliance
2.24        Certain Changes or Events
3.3         Consents
4.3         Indemnification by Buyer